Exhibit 99.1

For Immediate Release
For more information, contact:
                                 Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107
                                tony.cristello@smpcorp.com
Standard Motor Products, Inc. Completes Acquisition Of
European Aftermarket Supplier Nissens Automotive

New York, NY, November 1, 2024 – Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, today announced the completion of the previously-announced acquisition of AX V Nissens III APS (“Nissens”), a leading European manufacturer and distributor of aftermarket engine cooling and air conditioning products with a growing array of vehicle control technologies. Under the terms of the agreement, SMP has acquired all the issued and outstanding shares of Nissens for approximately $390 million (€360 million), net of cash and assumed debt and subject to post-closing adjustments, from Nordic private equity firm Axcel and the Nissen family.

Mr. Eric Sills, Standard Motor Products’ Chairman and CEO, stated, “We are very pleased to announce the closing of the Nissens acquisition. With this combination, we create an aftermarket leader in North America and Europe across our key product categories. The strength of Nissens’ leadership team and overall cultural fit will allow for immediate collaboration on opportunities for growth through cross-selling as well as bi-directional synergies with significant savings potential. We welcome Nissens and its employees to the SMP family.”

About Standard Motor Products
Standard Motor Products is the leading manufacturer and distributor of premium replacement parts in the automotive aftermarket and a custom-engineered solutions provider to vehicle and equipment manufacturers in diverse non-aftermarket end markets. Its automotive aftermarket business is comprised of two segments, Vehicle Control and Temperature Control, while its Engineered Solutions Segment offers a broad array of conventional and future-oriented technologies in markets for commercial and light vehicles, construction, agriculture, power sports, and others. For more information about Standard Motor Products, please visit www.smpcorp.com.

About Nissens Automotive
Nissens is the leading European supplier of thermal management and engine efficiency products fully focused on servicing the resilient and steadily growing independent automotive aftermarket. The Company operates with a distinct multi-brand strategy with offerings to passenger car as well as commercial vehicle applications. Nissens is headquartered in Horsens, Denmark and was founded in 1921. For more information about Nissens, please visit www.nissens.com.
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.
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